EXHIBIT 10.5

GREAT ROCK DEVELOPMENT CORPORATION

MINUTES of a Meeting of the Board of Directors of Great Rock Development Corporation held in Toronto with Mr. Danny Wong and Dr. Luc Duchesne in Ottawa, starting 15:00 PM eastern standard time, on the 20th of April, 2013.

Present:

Danny Wong and Dr. Luc C. Duchesne, being a quorum of the members of the board of directors

The Directors waived notice of the Meeting:

Chairman & Secretary:

Dr. Duchesne took the Chair and Mr. Wong accepted the invitation to act as Secretary and record the Minutes of the Meeting.

The Chairman stated that the Meeting was called to discuss the acquisition of rare earths extraction technology in exchange for 10 M restricted shares (Rule 144) of Great Rock Development Corporation and royalty payments of 8% of smelter returns. Said shares to remain restricted for a period of 2 years.

Dr Duchesne reported a conflict of interest as he is currently a beneficiary owner of shares of NSU Resources Inc.

RESOLVED, that the board of Directors hereby accepts the purchase of rare earth extraction technology from NSU Resources Inc.

Date: April 29, 2013	Great Rock Development Corporation
	By	/s/ Danny Wong Abstains from voting
Per: Danny Wong, President

Termination of Meeting:

There being no further business to discuss, the meeting was terminated.